EXHIBIT 10.24

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is between Washington Mutual, Inc., a Washington corporation (“Washington Mutual”) and the undersigned employee of Washington Mutual (“Employee”). The term “Company” shall mean Washington Mutual and any successor after a Change In Control.

Employee has been employed as an officer of Washington Mutual and/or an affiliate since                         . Because of Employee’s continued employment, it is the desire of Washington Mutual and Employee to set forth certain terms and conditions relating to Employee’s employment as an inducement for Employee continuing his or her employment for so long as Washington Mutual desires to employ Employee.

Therefore, the parties agree as follows:

1.                             Employment. Washington Mutual agrees to, and does hereby, employ Employee, and Employee agrees to, and does hereby, accept such employment, on the terms in this Agreement.

2.                             Duties. Employee shall perform such duties as the Chairman, the President or the Board of Directors of Washington Mutual (the “Board”) may from time to time direct. (As used herein “Board” shall include the board of directors or other successor body performing their function in the event of a Change in Control as defined below.) Employee shall initially have the title of Executive Vice President with duties principally in the area of                         , but this may be changed from time to time as the Chairman, the President or the Board may determine.

3.                             Compensation. During Employee’s employment under this Agreement, Employee shall receive base salary compensation in the amount determined by the Board’s Human Resources Committee (the “Human Resources Committee”), payable semi-monthly or in such manner as is consistent with Washington Mutual’s policy relating to exempt employees. In addition, Employee is entitled to participate in Washington Mutual’s bonus plan for executives as adopted by the Human Resources Committee, under which Employee may receive, subject to the terms of the Plan, a bonus based on Washington Mutual’s achievement of specified financial goals. Employee may also be awarded stock options, restricted stock and/or other forms of equity compensation, as determined by the Human Resources Committee. Employee’s compensation shall be reviewed by the Human Resources Committee annually and, in the sole discretion of the Human Resources Committee, such compensation may be adjusted either upward or downward.

4.                             Other Benefits. Subject to the respective eligibility requirements and other terms and provisions of the applicable benefit or insurance plans (including relevant waiting periods), Employee shall be enrolled as a participant in all employee benefit plans (including retirement and insurance plans) available to other officers of Washington Mutual, as the same may from time to time be adopted or amended. Employee shall also be entitled to receive such other perquisites, as the Chairman, the President or the Board may from time to time deem appropriate.

5.                             Performance of Duties. Employee agrees that during his or her employment with Washington Mutual: (a) Employee will faithfully perform the duties of such office or offices as he or she may occupy, which duties shall be such as may be assigned to him or her by the Chairman, the President or the Board; (b) Employee will devote to the performance of his or her duties all such time and attention as the Chairman, the President or the Board shall reasonably require, subject, however, from time to time such reasonable vacations as are consistent with his or her duties and Washington Mutual policy; and (c) Employee will not, without the express consent of the Chairman, the President or the Board, become actively associated with or engaged in any business or activity during the term of this Agreement other than that of Washington Mutual (excepting family and personal activities which may include management of personal investments, but only to the extent such activities do not entail active involvement in a business enterprise and do not interfere or conflict with the performance of Employee’s duties) and Employee will do nothing inconsistent with his or her duties to Washington Mutual.

6.                             Termination.

(a)             Either Washington Mutual or Employee may terminate Employee’s employment at any time in their sole discretion, with or without advance notice. Except as expressly provided in this Agreement or under any employee benefit plan maintained by Washington Mutual, upon termination of employment Washington Mutual shall have no liability to pay any further compensation or any other benefit or sum whatsoever to Employee. Notwithstanding any other provision hereof, no further amounts or benefits shall be payable hereunder if, prior to a Change in Control, Employee transfers to another Washington Mutual position, and under the Company’s policies then in effect Washington Mutual does not enter into agreements comparable to this Agreement with persons occupying that position or a comparable position.

(b)            Upon termination of employment, Employee’s rights under all employee pension plans, employee welfare benefit plans, bonus plans and stock option and restricted stock plans shall be determined under the terms of the plans and grants themselves except as otherwise specifically provided in this Agreement.

(c)             If (i) Employee’s employment is terminated by the Company for any reason upon or within three years after a Change in Control (as defined below) or (ii) Employee resigns for “good cause” (as defined below) upon or within three years after a Change in Control, then:

1.                                       Employee shall be entitled to receive, within five business days after the effective date of such termination or resignation, from the Company, a lump sum equal to three times Employee’s annual compensation (as defined in Section 6(d)). Notwithstanding the preceding, the amount paid to employee under this subsection (1) shall be offset by any payment received by Employee from the Company or any acquired company pursuant to a severance or change of control agreement, arrangement or plan, other than (i) payments pursuant to this Agreement, and (ii) any such payment received more than two years before all of the conditions of this Section 6(c) were satisfied.

2.                                       All stock options and stock appreciation rights held by Employee shall become immediately vested and exercisable notwithstanding any provisions in the grant of such options regarding vesting, and

3.                                       All restricted stock and restricted stock units held by Employee shall immediately vest and any restrictions on such awards shall lapse (assuming any performance conditions have been fully satisfied) shall immediately vest; provided that the Human Resources Committee may exclude any particular grant(s) of restricted stock from the acceleration provided for in this subsection (3), in connection with making any particular grant of restricted stock. This provision does not apply to Performance Shares, which are governed by the Performance Share Program document and Performance Share agreements.

(d)            For purposes of Section 6(c), Employee’s “annual compensation” shall include all items of compensation provided by Washington Mutual other than the value of stock options and/or restricted stock granted to Employee. Employee’s “annual compensation” shall include the greatest of (i) the total of Employee’s salary and target bonus for the calendar year in which the termination occurs (if established before the termination), (ii) Employee’s salary and actual bonus for the prior calendar year (annualized if Employee was not employed by Washington Mutual for the entire previous calendar year), or (iii) Employee’s salary and actual bonus for the calendar year immediately preceding the year in which the Change in Control occurred (annualized if Employee was not employed by Washington Mutual for the entire such calendar year). Employee’s “annual compensation” shall also include the amount of the contributions made or anticipated to have been made on Employee’s behalf to benefit plans for the calendar year in which the termination occurs, including without limitation contributions to pension plans and plans qualified under Section 125 of the Internal Revenue Code of 1986 (cafeteria plans).

(e)             If Employee becomes entitled to the payments and equity acceleration described in Section 6(c) and such payments and benefits, together with any other payments or transfers of property (collectively the “Severance Payments”), constitute “parachute payments” under Section 280G of the Internal Revenue Code of 1986 (the “Code”), as amended, or any successor statute then in effect, then Washington Mutual shall pay an additional amount (the “Gross-Up Payment”) to employee at the time specified in the following paragraph. The Gross-Up Payment shall be equal to the amount necessary so that the net amount retained by Employee, after subtracting the parachute excise tax imposed by Section 4999 of the Code, as amended, or any successor statute then in effect (the “Excise Tax”), and after also subtracting all federal, state or local income tax, FICA tax and Excise Tax on the Gross-Up Payment, shall be equal to the net amount Employee would have retained if no Excise Tax has been imposed and no Gross-Up Payment had been paid. The amount of the Gross-Up Payment shall be determined in good faith by nationally recognized registered public accountants or tax counsel selected by the Company, who shall apply the following assumptions: (i) Employee shall be treated as paying federal income taxes at the highest marginal rate in the calendar year in which the Gross-Up Payment is made, and (ii) Employee shall be treated as paying state and local income taxes at the highest marginal rate(s) in the calendar year in which the Gross-Up Payment is made in the locality of Employee’s residence as of the effective date of Employee’s termination or resignation, net of the maximum reduction in federal income taxes that could be obtained from deducting those state and local taxes.

(f)               The Gross-Up Payment shall be made within five business days after the effective date of Employee’s termination or resignation, provided that if the Gross-Up Payment cannot be determined within that time, the Company shall pay Employee within that time an estimate, determined in good faith by Washington Mutual, of the minimum amount of the Gross-Up Payment and shall pay the remainder (plus interest at the rate provided in Section 1274(b)(2)(B) of the Code) as soon as the amount can be determined but in no event later than the 30th day after the effective date of Employee’s termination or resignation. If the estimated payment is more than the amount later determined to have been due, the excess (plus interest at the rate provided in Section 1274(b)(2)(B) of the Code) shall be repaid by Employee within five business days after written demand.

(g)            If the actual Excise Tax imposed is less than the amount that was taken into account in determining the amount of the Gross-Up Payment, Employee shall repay at the time that the amount of the reduced Excise Tax is finally determined the portion of the Gross-Up Payment attributable to that reduction (plus the portion of the Gross-Up Payment attributable to the Excise Tax, FICA tax and federal, state and local income tax imposed on the portion of the Gross-Up Payment being repaid by Employee, to the extent the repayment results in a reduction in or refund of Excise Tax, FICA tax or federal, state or local income tax), plus interest on the amount of the repayment at the rate provided in Section 1274(b)(2)(B) of the Code. If the actual Excise Tax imposed is more than the amount that was taken into account in determining the amount of the Gross-Up Payment, Washington Mutual shall make an additional Gross-Up Payment in respect of such excess (plus interest at the rate provided in Section 1274(b)(2)(B) of the Code) at the time that the amount of the excess is finally determined.

7.                                       Continuation of Medical Coverage. If Employee’s employment by the Company terminates for any reason (including early retirement) other than gross misconduct, Employee shall be entitled to continue to participate in the Company’s self-funded group medical coverage, at Employee’s expense, to the extent provided in the plan and under the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA).

8.                                       Death or Disability. If Employee should die or become disabled at any time during his or her employment hereunder, neither Employee nor anyone claiming by, through or under him or her shall be entitled to any further compensation or other sum under this Agreement (but shall be entitled to payments made by insurers under policies of life and disability insurance and any sums which may become available under any employee benefit plan).

9.                                       Confidentiality. Employee agrees that information not generally known to the public to which Employee has been or will be exposed as a result of Employee’s employment by

Washington Mutual is confidential information that belongs to Washington Mutual. This includes information developed by Employee, alone or with others, or entrusted to Washington Mutual by its customers or others. Washington Mutual’s confidential information includes, without limitation, information relating to Washington Mutual’s trade secrets, know-how, procedures, purchasing, accounting, marketing, sales, customers, clients, employees, business strategies and acquisition strategies. Employee will hold Washington Mutual’s confidential information in strict confidence and will not disclose or use it except as authorized by Washington Mutual and for Washington Mutual’s benefit.

10.                                 Possession of Materials. Employee agrees that upon conclusion of employment or request by Washington Mutual, Employee shall turn over to the Company all documents, files, office supplies and any other material or work product in Employee’s possession or control that were created pursuant to or derived from Employee’s services for the Company.

11.                                 Change in Control. For purposes of this Agreement, “Change in Control” shall mean:

(a)                                  The acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date of this Agreement), other than Washington Mutual, a Subsidiary or any employee benefit plan of Washington Mutual or its Subsidiaries, of shares representing more than 25% of (i) the common stock of Washington Mutual, (ii) the aggregate voting power of Washington Mutual’s voting securities or (iii) the total market value of Washington Mutual’s voting securities;

(b)                                 During any period of 25 consecutive calendar months, a majority of the Board of Directors of Washington Mutual (the “Board”) ceasing to be composed of individuals (i) who were members of the Board on the first day of such period, (ii) whose election or nomination to the Board was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of the Board or (iii) whose election or nomination to the Board was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of the Board provided further that any director appointed or elected to the Board to avoid or settle a threatened or actual proxy contest shall in no event be deemed to be an individual referred to in clauses (i), (ii) or (iii) above;

(c)                                  The good-faith determination by the Board that any Person or group (other than a Subsidiary or any employee benefit plan of Washington Mutual or a Subsidiary) has acquired direct or indirect possession of the power to direct or cause to direct the management or policies of Washington Mutual, whether through the ability to exercise voting power, by contract or otherwise;

(d)                                 The merger, consolidation, share exchange or similar transaction between Washington Mutual and another Person (other than a Subsidiary) other than a merger in which the stockholders of Washington Mutual immediately before such merger, consolidation or transaction own, directly or indirectly immediately following such merger, consolidation or transaction, at least seventy-five percent (75%) of the combined voting power of the surviving entity in such merger, consolidation or transaction in substantially the same proportion as their ownership immediately before such merger, consolidation or transaction; or

(e)                                  The sale or transfer (in one transaction or a series of related transactions) of all or substantially all of Washington Mutual’s assets to another Person (other than a Subsidiary) whether assisted or unassisted, voluntary or involuntary.

(f)                                    “Person” shall mean any individual, corporation, company, voluntary association, partnership, limited liability company, joint venture, trust, unincorporated organization or government (or any agency, instrumentality or political subdivision thereof); and

(g)                                 “Subsidiary” shall mean a corporation that is wholly owned by Washington Mutual, either directly or through one or more corporations which are wholly owned by Washington Mutual.

(h)                                 For purposes of this Agreement, “good cause” for Employee to resign shall mean:

1.                                       The assignment of duties to Employee which (i) are materially different from Employee’s duties immediately prior to the Change in Control, or (ii) result in Employee having significantly less authority and/or responsibility than he or she had prior to the Change in Control, without his or her express written consent, provided that a Change in Control (including the fact that the Company’s stock is not publicly held or is held or controlled by a single stockholder as a result of a Change in Control) shall not of itself be deemed a material reduction in the position or responsibilities of Employee;

2.                                       The removal of Employee from the position held immediately prior to the Change in Control, except where such removal is for cause (as defined below) or by reason of Employee’s disability;

3.                                       A reduction of Employee’s base salary as in effect on the date of the Change in Control or as the same may be increased from time to time thereafter;

4.                                       A reduction in the overall level of Employee’s total compensation below the average total compensation paid by Washington Mutual to Employee for the 24 months immediately preceding the Change in Control, other than through the operation of performance or equity-based arrangements; or

5.                                       Any change in Employee’s duties which would require him or her to relocate out of the greater metropolitan area of Employee’s principal place of employment as in effect on the date of the Change in Control, without Employee’s express written consent.

(i)                                     For purposes of this Agreement, a removal of Employee from his or her position will be considered to be for “cause” if, but only if, the removal is because (i) Employee engages in abusive use of alcohol or other drugs on a continuing or recurring basis, (ii) Employee is convicted of any felony or of a misdemeanor involving moral turpitude (including forgery, fraud, theft or embezzlement), or is convicted or enters into a pretrial diversion or similar program in connection with the prosecution for an offense involving fraud, dishonesty, breach of trust or money laundering, or (iii) Employee has engaged in dishonesty, fraud, destruction or theft of property of Washington Mutual or a Subsidiary, physical attack on another employee, willful malfeasance or gross negligence in the performance of his or her duties, or misconduct materially injurious to Washington Mutual or a Subsidiary.

12.                                              Title. Although it is the intention of the parties that during the term of this Agreement, Employee shall be an executive employee of Washington Mutual with the title and duties described in Section 2 above, it is specifically understood that, subject to the provisions of Section 6(c), the employment and the nature and situs of services to be rendered shall be subject to the authority of the Chairman, the President or the Board to change the same from time to time and at any time and to provide for the operation of Washington Mutual as specified by applicable banking laws and regulations.

13.                                              Resolution of Disputes. Any dispute arising out of or relating to this Agreement or Employee’s employment (or termination of employment) shall be submitted to and resolved by final and binding arbitration as provided in the Binding Arbitration Agreement attached as Exhibit A, whether the claimant is Employee or Washington Mutual. In any dispute in arbitration or court arising out of or relating to this Agreement, the losing party shall pay the prevailing party’s reasonable attorneys’ fees, costs and expenses.

14.                                              Agreement Not To Solicit Personnel. In consideration for the payments and other benefits under Section 6(c) and Employee’s access as an employee of the Company or a Related Company to employees, contractors and consultants of the Company and Related Companies, Employee agrees that, during Employee’s employment with the Company or a Related Company, and for a period of one year following termination of employment, Employee will not in any manner, directly or indirectly, solicit, encourage, induce, or recruit any person who is then an employee, contractor, or consultant of the Company or a Related Company, and whom Employee worked with, supervised, or had access to confidential information about while employed by Company or a Related Company, to seek or accept employment or a contractual or consulting engagement with any business that competes with or provides services comparable to those provided by the Company. Should Employee breach the agreement set forth in this Section 14, in addition to any other remedy available to the Company, the Employee shall immediately pay to the Company any payment made pursuant to Section 6(c), and the portion, if any, of any option that vested pursuant to Section 6(c)(2) (“Option”) that remains unexercised shall terminate and cease to be exercisable; and, for any portion of the Option already exercised, Employee shall immediately pay to the Company any difference between the fair market value of the Option shares on the date of exercise and the Exercise Price. In addition, Employee will immediately pay the Company the fair market value of any shares of restricted stock that vested pursuant to Section 6(c)(3). The parties agree that, to the extent the restrictions set forth in this Section 14 are found to be unenforceable in any respect, this Paragraph shall be construed to be enforceable to the maximum extent permitted by law.

15.                                              Intellectual Property Ownership. In addition, in consideration of the payments and benefits provided under Section 6(c), Washington Mutual will own all rights to the results of Employee’s work, including inventions and other intellectual property developed using Company equipment, supplies, facilities or trade secret information. It will also own all rights to the results of any other effort of Employee (outside of Employee’s performance of Washington Mutual work) that relate directly to Employee’s work or to the Company’s business or actual or demonstrably anticipated research or development. Washington Mutual’s rights extend to anything that is authored, conceived, invented, written, reduced to practice, improved or made by Employee, alone or jointly with others, during the period of Employee’s employment by the Company or a Related Company. To the extent that the results of Employee’s work or other effort constitute a “work made for hire” as defined under U.S. copyright law, the copyright shall belong solely to the Company. Otherwise, to the extent that such results are legally protectable, then Employee hereby irrevocably assigns all copyrights, patent rights, and other proprietary rights therein to the Company, and no further action by Employee is required to grant ownership to Washington Mutual. Employee will assist in preparing and executing documents, and will take any other steps requested by Washington Mutual, to vest, confirm or demonstrate its ownership rights, and Employee will not at any time contest the validity of such rights. Employee understands that the termination of Employee’s employment will not terminate or invalidate any of Employee’s obligations, or Washington Mutual’s rights, as described above.

Employee understands that the above commitments are in furtherance of the WaMu Intellectual Property Policy (a copy of which Employee has had an opportunity to review and is also found on wamu.net), which is incorporated herein but not set forth in full due to space limitations. If Employee lives or works in Washington, California, Illinois, or in any other state mentioned in the Invention Notice section of the policy, then the above assignment does not apply to inventions described in the Invention Notice for Employee’s state.

16.                                              Miscellaneous.

(a)                                  This Agreement is the entire agreement between the parties and may not be modified or abrogated orally or by course of dealing, but only by another instrument in writing duly executed by the parties. This Agreement replaces and supersedes all prior agreements on these subjects that Employee may have with Washington Mutual or any Subsidiary of Washington Mutual. Employee acknowledges that Employee shall be entitled to change in control benefits, severance benefits or other employment separation benefits only as specifically provided in this Agreement (or, to the extent applicable according to its terms, as provided in the Washington Mutual Severance Plan as in effect from time to time), notwithstanding the terms of any other representation, policy, severance plan, benefit plan or agreement.

(b)                                 Notwithstanding any other provision hereof, this Agreement shall be administered in a manner consistent with the provisions of Section 409A of the Code so as to avoid Employee incurring any additional tax or penalties under Section 409A (collectively, “Penalties”). In addition, if the Company determines in good faith that any provision of this Agreement would cause Employee to incur any Penalties, the Company shall take reasonable steps to reform such provision to maintain to the maximum extent practicable the original intent of the applicable provision to avoid Employee incurring any such Penalties.

(c)                                  This Agreement has been drafted in contemplation of and shall be construed in accordance with and governed by the law of the state of Employee’s principal place of employment with the Company.

(d)                                 Employee acknowledges that this Agreement has been drafted by counsel for Washington Mutual, and that Employee has not relied upon such counsel with respect to this Agreement.

(e)                                  If a court or arbitrator of competent jurisdiction or governmental authority declares any term or provision hereof invalid, unenforceable or unacceptable, the remaining terms and provisions hereof shall be unimpaired and the invalid, unenforceable or unacceptable term or provision shall be replaced by a term or provision that is valid, enforceable and acceptable and that comes closest to expressing the intention of the invalid, unenforceable or unacceptable term or provision.

(f)                                    Employee may not assign Employee’s rights or delegate Employee’s duties under this Agreement.

(g)                                 Washington Mutual may assign its rights and delegate its duties under this Agreement to Washington Mutual, Inc. or any other Subsidiary of Washington Mutual, Inc. or to any purchaser of all or substantially all of Washington Mutual’s assets. The transfer of Employee’s employment from Washington Mutual to any other Subsidiary of Washington Mutual, Inc. or to the purchaser of all or substantially all of the assets of Washington Mutual shall not be considered a termination of employment, but this Agreement shall run to the benefit of, and be binding upon, the new employer. In the event of a Change in Control, as defined above, this Agreement shall bind, and run to the benefit of, the successor to Washington Mutual resulting from the Change in Control.

DATED effective as of the              day of                     ,             .

WASHINGTON MUTUAL:	WASHINGTON MUTUAL

By
Daryl D. David Executive Vice President Corporate Human Resources

EMPLOYEE:
[Name of Executive]

EXHIBIT A
BINDING ARBITRATION AGREEMENT

This Binding Arbitration Agreement is a part of, and incorporated into, that certain Employment Agreement between the parties dated effective as of the [date]. I, the employee who is a party to the Employment Agreement to which this Exhibit is attached, as well as Washington Mutual, agree as follows:

1.                             Any and all disputes which involve or relate in any way to my employment (or termination of employment) with Washington Mutual shall be submitted to and resolved by final and binding arbitration.

2.                             Washington Mutual and I understand that by entering into this Binding Arbitration Agreement, we are each waiving any right we may have to file a lawsuit or other civil action or proceeding relating to my employment with Washington Mutual, and are waiving any right we may have to resolve employment disputes through trial by jury. We agree that arbitration shall be in lieu of any and all lawsuits or other civil legal proceedings relating to my employment.

3.                             This Binding Arbitration Agreement is intended to cover all civil claims which involve or relate in any way to my employment (or termination of employment) with Washington Mutual, including, but not limited to, claims of employment discrimination or harassment on the basis of race, sex, age, religion, color, national origin, sexual orientation, disability and veteran status (including claims under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Employee Retirement Income Security Act (“ERISA”), the Fair Labor Standards Act, the Immigration Reform and Control Act and any other local, state or federal law concerning employment or employment discrimination), claims based on violation of public policy or statute, and claims against individuals or entities employed by, acting on behalf of, or affiliated with Washington Mutual. However, ERISA plan benefit issues and claims for workers compensation or for unemployment compensation benefits are not covered by this Binding Arbitration Agreement. The statutes of limitations otherwise applicable under law shall apply to all claims made in the arbitration.

4.                             I understand and agree that despite anything in this Binding Arbitration Agreement to the contrary, I am not waiving the right to file or institute a complaint or charge with any government agency authorized to investigate or resolve employment-related matters, including but not limited to the United States Equal Employment Opportunity Commission, the Department of Labor, the Occupational Safety and Health Administration, the National Labor Relations Board, the Office of Special Counsel for Unfair Immigration-Related Employment Practices or other appropriate immigration authorities, and any other comparable local, state or federal agency. I also understand and agree that despite anything in this Binding Arbitration Agreement to the contrary, either party may request a court to issue such temporary or interim relief (including temporary restraining orders and preliminary injunctions) as may be appropriate, either before or after arbitration is commenced. The temporary or interim relief may remain in effect pending the outcome of arbitration. No such request shall be a waiver of the right to submit any dispute to arbitration.

5.                             This Binding Arbitration Agreement does not constitute an employment contract, require discharge only for cause, or require any particular corrective action or discharge procedures.

6.                             Arbitration under this Binding Arbitration Agreement shall be conducted before a single arbitrator and shall take place within the state where I am currently employed by Washington Mutual, or where I was so employed at the time of termination.

7.                             In order to initiate arbitration, Washington Mutual or I must so notify the other party in writing of their decision to initiate arbitration, either by personal delivery or certified mail. The notification should include the following information about the employee: name, home address, work address, work and home phone number, and the following information about the occurrence: date, location, nature of the claims or dispute, facts upon which the claims are made, and remedy requested. Any notice of arbitration initiated by Washington Mutual shall be sent to my last known residence address as reflected in my personnel file at Washington Mutual. Notice of arbitration initiated by me shall be sent to Washington Mutual’s General Counsel. The General Counsel’s address is currently Washington Mutual, 1201 Third Avenue, WMT 1706, Seattle, Washington 98101.

8.                             Within thirty (30) days after receipt of notice of arbitration, Washington Mutual and I will attempt to agree upon a mutually acceptable arbitrator. If Washington Mutual and I are unable to agree upon an arbitrator, we will submit the dispute to the American Arbitration Association (“AAA”). If AAA is, for some reason, unable or unwilling to accept the matter, we will submit the matter to a comparable arbitration service. The arbitration shall be conducted in accordance with the laws of the state in which the arbitration is conducted and the rules and requirements of the arbitration service being utilized, to the extent that such rules and requirements do not conflict with the terms of this Binding Arbitration Agreement.

9.                             At the request of either Washington Mutual or myself, the arbitrator will schedule a pre-hearing conference to, among other things, agree on procedural matters, obtain stipulations, and attempt to narrow the issues.

10.                       During the arbitration process, Washington Mutual and I may each make a written demand on the other for a list of witnesses, including experts, to be called and/or copies of documents to be introduced at the hearing. The demand must be served at least thirty (30) days prior to the hearing. The list and copies of documents must be delivered within twenty-five (25) days of service of the demand.

11.                       Either party shall be entitled to conduct a limited amount of discovery prior to the arbitration hearing. Either party may take a maximum of two (2) depositions. Either party may apply to the arbitrator for further discovery. Such further discovery may, in the discretion of the arbitrator, be awarded upon a showing of sufficient cause. If any documents to be produced or requested for production contain or refer to matters which are private, proprietary and/or confidential, the arbitrator shall make an appropriate protective order prohibiting or limiting use and disclosure of such documents and providing for return of documents produced after the arbitration is concluded.

12.                       Either party may file a brief with the arbitrator. Each brief must be served on the arbitrator and the other party at least five (5) working days prior to the hearing, and if not timely served must be disregarded by the arbitrator. The brief shall specify the facts the party intends to prove, analyze the applicable law or policy, and specify the remedy sought. At the close of the hearing, each party shall be given leave to file a post-hearing brief. The time for filing the post-hearing brief shall be set by the arbitrator.

13.                       I understand that, at my expense, I have the right to hire an attorney to represent me in the arbitration, and Washington Mutual has that same right. I also understand that all parties shall have the right to present evidence at the arbitration, through testimony and documents, and to cross-examine witnesses called by another party. Each party agrees to pay the fees of any witnesses testifying at that party’s request. Each party also agrees to pay the cost of any stenographic record of the arbitration hearing should that party request any such record. The requesting party must notify the other of such arrangements at least two (2) working days in advance of the hearing.

14.                       Any postponement or cancellation fee imposed by the arbitration service will be paid by the party requesting the postponement or cancellation. During the time the arbitration proceedings are ongoing, Washington Mutual will advance any required administrative or arbitrator’s fees. Each party will pay its own witness fees.

15.                       At the conclusion of the arbitration, each party agrees to promptly pay any arbitration award against it.

16.                       We agree that the decision of the arbitrator shall be final and binding on all parties and shall be the exclusive remedy of the parties. The arbitrator shall issue a written and signed statement of the basis of his or her decision, including findings of fact and conclusions of law. In making the decision and award, if any, the arbitrator shall apply applicable substantive law. The arbitrator may only award any remedy that would have been available in court. The decision and award, if any, shall be consistent with the terms of this Binding Arbitration Agreement and shall include an allocation of the costs of the arbitration proceeding between the parties.

17.                       This Binding Arbitration Agreement may be enforced by a court of competent jurisdiction through the filing of a petition to compel arbitration, or otherwise. The decision and award of the arbitrator may also be judicially enforced pursuant to applicable law.

18.                       Because of the interstate nature of Washington Mutual’s business, this Binding Arbitration Agreement is governed by the Federal Arbitration Act, 9 U.S.C. §1 et seq. (the “FAA”). The provisions of the FAA (and to the extent not preempted by the FAA, the provisions of the law of the state of my principal place of employment with Washington Mutual that generally apply to commercial arbitration agreements, such as provisions granting stays of court actions pending arbitration) are incorporated into this Binding Arbitration Agreement to the extent not inconsistent with the other terms of this Binding Arbitration Agreement.

19.                       We agree that if any provision of this Binding Arbitration Agreement is found to be unenforceable to any extent or in violation of any statute, rule, regulation or common law, it will not affect the enforceability of the remaining provisions and the court shall enforce the affected provision and all remaining provisions to the fullest extent permitted by law.

20.                       This Binding Arbitration Agreement shall remain in full force and effect at all times during and subsequent to my employment with Washington Mutual, or any successor in interest to Washington Mutual.